UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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INDEPENDENT BANK CORPORATION

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Independent Bank Corporation

Proxy Statement and Notice of
2014 Annual Meeting of Shareholders

Independent Bank Corporation
230 West Main Street, Ionia, Michigan, 48846

March 10, 2014

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 22, 2014 at Watt Auditorium, 438 Union Street, Ionia, Michigan 48846. Registration will begin at 2:30 p.m. Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

This year, for the first time, we are providing proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of conducting our Annual Meeting. On or about March 10, 2014, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2014 proxy statement, our 2013 annual report, which summarizes Independent Bank Corporation’s major developments during 2013, and includes our 2013 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

William B. Kessel
President and Chief Executive Officer

PROXY STATEMENT

INDEPENDENT BANK CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 22, 2014

Date:	April 22, 2014
Time:	3:00 p.m., Eastern Time
Place:	Watt Auditorium 438 Union Street Ionia, Michigan 48846

We invite you to attend the Independent Bank Corporation Annual Meeting of Shareholders for the following purposes:

1.	To elect three directors to serve three-year terms expiring in 2017 and one director to serve a two-year term expiring in 2016;
2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
3.	To participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this proxy statement;
4.	To participate in an advisory (non-binding) vote to approve the frequency of a shareholder advisory vote on executive compensation; and
5.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 21, 2014 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet this year, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 10, 2014, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire.

Independent Bank Corporation will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Company – 230 West Main Street, Ionia, Michigan 48846.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares with you to the Annual Meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive (upon your request) a printed proxy card in the mail, by completing, dating, signing and returning the proxy card. “Street name” holders must vote their shares in the manner prescribed by their brokerage firm, bank or other nominee. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Robert N. Shuster
Executive Vice President, Chief Financial Officer and Corporate Secretary

March 10, 2014

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

2014 PROXY STATEMENT
QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Independent Bank Corporation is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Independent Bank Corporation and its subsidiaries.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to the shareholders on or about March 10, 2014.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet this year, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 10, 2014, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and the 2013 annual report electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of Independent Bank Corporation common stock at the close of business on February 21, 2014, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you can vote in one of four ways:

—	Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, April 21, 2014.
—	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, April 21, 2014.
—	In Writing: Complete, sign, date, and return the proxy card in the return envelope provided with your proxy card.
—	In Person: Attend the Annual Meeting to cast your vote.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for four directors nominated by the Board of Directors; for the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; for the non-binding, advisory proposal to approve executive compensation; and for “one year” on the non-binding advisory proposal on the frequency of a shareholder advisory vote on executive compensation.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by the Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.

Shares are counted as present at the meeting if the shareholder either:

—	is present and votes in person at the meeting; or

—	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 23,027,092 shares of common stock issued and outstanding. Therefore, at least 11,513,547 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2017 and one director to serve a two-year term expiring in 2016; (ii) the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; (iii) a non-binding advisory proposal on the compensation of our named executives, otherwise known as a “say-on-pay” proposal; and (iv) a non-binding advisory proposal on the frequency of a shareholder advisory vote on executive compensation. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes, which means that the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have the same effect as a vote against the election of a particular director. Because the say-on-pay vote and the vote on the frequency of a shareholder advisory vote on executive compensation are advisory, they will not be binding upon the Board of Directors or the compensation committee.

Also, please remember that the election of directors, the say-on-pay vote and the vote on the frequency of a shareholder advisory vote on executive compensation are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as entitled to vote but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

Except with respect to the election of directors and the vote on the frequency of a shareholder advisory vote on executive compensation, you may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee. In the vote on the frequency of a shareholder advisory vote on executive compensation, you may vote for “1 year,” “2 years,” “3 years,” or “abstain.”

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2014

This proxy statement along with our annual report, is available at: www.proxyvote.com.

A copy of Independent Bank Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

VOTING SECURITIES AND RECORD DATE

As of February 21, 2014, the Record Date for the Annual Meeting, we had issued and outstanding 23,027,092 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 21, 2014, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding
Wellington Management Company, LLP(1)(2)	1,737,000	7.54%
280 Congress Street
Boston, MA 02210

(1)	Based on information set forth in Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington Management”). The Schedule 13G reports that the shares of common stock listed above are held of record by clients of Wellington Management, in its capacity as investment adviser.

(2)	We have adopted a Tax Benefits Preservation Plan (the “Plan”) as a means to preserve our ability to utilize certain tax benefits by avoiding an “ownership change” of our Company within the meaning of the federal tax laws. Generally speaking, the Plan serves to deter any person from becoming the beneficial owner of 5% or more of our outstanding common stock, unless our Board of Directors approves the acquisition as one that will not cause an “ownership change” for purposes of the Plan. Wellington Management became the beneficial owner of the shares described in the table above in connection with our common stock offering completed in August 2013. At that time, our Board approved its beneficial ownership exceeding 5% of our common stock because we determined its acquisition of our stock would not cause an “ownership change” for purposes of the Plan. For the same reason, the Board also approved Sandler O’Neill Asset Management, LLC (“SOAM”) acquiring beneficial ownership in excess of 5%. Although SOAM filed a Schedule 13G with the SEC on February 12, 2014, based on the number of shares of our common stock issued and outstanding at February 21, 2014, SOAM’s beneficial ownership is just under 5% as of February 21, 2014.

PROPOSAL I SUBMITTED FOR YOUR VOTE – ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board. Our current Board has fixed the size of our Board at nine members. Stephen L. Gulis, Jr., Terry L. Haske and William B. Kessel are nominees to serve three-year terms expiring in 2017. Charles A. Palmer is a nominee to serve a two-year term expiring in 2016; however, Mr. Palmer will be retiring from the Board at the end of 2015 in accordance with our mandatory retirement age requirement for directors. Mr. Gulis, Mr. Haske and Mr. Palmer are incumbent directors previously elected by our shareholders. Mr. Kessel was appointed a director effective as of January 1, 2013.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 21, 2014, by the respective nominees and directors.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly, at this year’s meeting, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast on this matter.

The Board of Directors recommends a vote FOR the election of each of the four nominees.

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
Nominee for two-year term expiring in 2016
Charles A. Palmer (age 69)	70,337	. 31	70,337
Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a director of Independent Bank Corporation in 1991. Mr. Palmer’s training as an attorney and almost 23 years of service as a director of the Company provides additional talent to the Board.			(.31%)
Nominees for three-year terms expiring in 2017
Stephen L. Gulis, Jr. (age 56)	15,341.07		55,626
Mr. Gulis retired in 2008 as the Executive Vice President and President of Wolverine Worldwide Global Operations Group. He served as Executive Vice President, CFO and Treasurer of Wolverine Worldwide prior to his appointment as President, Global Operations. He became a director of Independent Bank Corporation in 2004. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is important to the Board.
			(.24%)
Terry L. Haske (age 65)	31,647.14		57,168
Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a director of Independent Bank Corporation in 1996. Mr. Haske’s experience and qualifications as a CPA, as well as his prior service as a director of the Company and as a director of other banking institutions, makes his service to the Board particularly important.			(.25%)
William B. Kessel (age 49)	41,115.18		41,115
Mr. Kessel serves as President and CEO of Independent Bank Corporation and Independent Bank. Prior to his appointment as CEO as of January 1, 2013, Mr. Kessel served as President since April 1, 2011, and as Chief Operating Officer from 2007 to 2011. He also served as President of Independent Bank (prior to the consolidation of our four bank charters) from 2004 to 2007. Mr. Kessel has over 27 years of service in the financial services industry. His positions with the Company and those experiences make him a particularly important component of the Board.			(.18%)

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
Directors whose terms expire in 2015
Robert L. Hetzler (age 68)	55,124	(3)	.24	55,124
Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a director of Independent Bank Corporation in 2000. Mr. Hetzler, who also has a legal degree, has numerous years as a senior leader of a large business organization. Those skill sets and experiences are important to the Board and the Company.				(.24%)
Michael M. Magee, Jr. (age 58)	117,042	(4)	.51	117,042
Mr. Magee is the Executive Chairman of the Board of Directors. Prior to January 1, 2013, Mr. Magee was the Chief Executive Officer of Independent Bank Corporation since January 1, 2005, Executive Vice President and Chief Operating Officer since 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a director of Independent Bank Corporation in 2005. Mr. Magee has over 33 years of service in the financial services industry and served as our Chief Executive Officer for 8 years. That position and those experiences make him a particularly important component of the Board.
				(.51%)
James E. McCarty (age 66)	24,132	(5)	.10	56,513
Mr. McCarty became a director of Independent Bank Corporation in 2002 and currently serves as the lead independent director of the Board. He is the retired President of McCarty Communications (commercial printing). Mr. McCarty’s prior experience in a corporate leadership position and prior service as a director of a financial institution makes his service to the Board important.				(.25%)

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares(2)
Directors whose terms expire in 2016
William J. Boer (age 59)	21,763.09		21,763
Mr. Boer is President and Founder of Grey Dunes, an independent family office advisory firm in Grand Rapids, Michigan. He was appointed as a director of Independent Bank Corporation in 2012 and was elected as a director by our shareholders in 2013. From 1995 to 2005, Mr. Boer served as Vice President and Chief Operating Officer of RDV Corporation, the family office of the Richard M. DeVos family. In this capacity, Mr. Boer was responsible for running the office’s day-to-day operations, which included managing investments, foundation administration, and financial services. Prior to joining RDV Corporation in 1995, Mr. Boer was President of Michigan National Bank, Grand Rapids, and from 1987 to 1993 was Vice President for Administration and Finance at Calvin College. Mr. Boer’s past banking experience, his investment advisory expertise, and his broad experience in executive leadership roles within a number of industries provides important skill sets to our Board.
			(.09%)
Charles C. Van Loan (age 66)	86,972.38		86,972
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as Executive Chairman during 2005. He retired on December 31, 2005. He first became a director in 1992. Mr. Van Loan has over 29 years of experience in the financial services industry. Mr. Van Loan served as the Company’s CEO for over 10 years, which makes his input useful to the Board.			(.38%)

(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.
(2)	Certain of our directors have made elections to defer fees they received or will receive for service as a director and to have such fees paid to them in shares of our common stock after their retirement from the Board. These elections were made pursuant to the terms of the Deferred Compensation and Stock Purchase Plan for Non-employee Directors described under “Director Compensation” below. Until such shares are issued to the director, the director does not have the right to vote or sell the shares, so the shares are not deemed “beneficially owned” by the director for purposes of this table. However, because these shares represent a material portion of certain directors’ investment in the Company, we are presenting them in this additional column. As of February 21, 2014, a total of 106,406 of our outstanding shares of common stock have been issued to, and are being held by, a trust to be issued to directors pursuant to the foregoing plan.
(3)	Includes 1,061 shares held in a spousal trust.
(4)	Includes 3,194 shares allocated to Mr. Magee’s account in the Independent Bank Corporation Employee Stock Ownership Plan (“ESOP”).
(5)	Includes 3,225 shares held in a spousal trust.

In 2013, two of our long-time directors retired from our Board. Mr. Jeffrey Bratsburg served as a director for 13 years, including 2 years as Chairman. Prior to serving as a director, Mr. Bratsburg served as President and CEO of one of our subsidiary banks for almost 20 years. In addition, Dr. Donna Banks, a retired Senior Vice President with the Kellogg Company, served as a director since 2005. We are very appreciative of their service and commitment to Independent Bank Corporation and its subsidiaries.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our “Named Executives” (listed in the Summary Compensation Table below) and by all our directors and executive officers as a group as of February 21, 2014.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding
William B. Kessel	41,115.18
Robert N. Shuster	138,054(3)	.60
Mark L. Collins	40,115.17
David C. Reglin	43,622.19
Stefanie M. Kimball	24,709.11
All executive officers and directors as a group (consisting of 17 persons)	1,032,883(4)	4.48

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.
(2)	Does not include shares that may be issued pursuant to restricted stock units granted to each executive officer in August 2012 and May 2013 and performance stock units granted to each executive officer in February 2014, as described under “Executive Compensation” below.
(3)	Includes 106,406 shares of our outstanding common stock being held in trust for issuance to directors pursuant to our Deferred Compensation and Stock Purchase Plan for Non-employee Directors. See footnote (2) on page 11 above. As co-trustee, Mr. Shuster shares voting and investment power over these shares and is therefore deemed to beneficially own these shares for purposes of this table. He has no pecuniary interest in the shares.
(4)	Beneficial ownership is disclaimed as to 287,510 shares, all of which are held in the ESOP for employees other than executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees, are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 230 West Main Street, Ionia, Michigan 48846. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in The NASDAQ Stock Market Listing Rule 5605(a)(2): William J. Boer, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under applicable SEC rules. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our Annual Meeting of Shareholders. Except for Mr. Boer, each of our directors attended our 2013 annual shareholders meeting. During 2013, the Board held nine meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS

Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance. Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com.

Our audit committee, which met on 10 occasions in 2013, consists of directors Gulis (Chairman), Boer, Haske and Van Loan. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert,” as that term is defined in SEC rules. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on four occasions in 2013, consists of directors McCarty (Chairman), Van Loan and Hetzler. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ compensation against (1) pre-established, measurable performance goals and budgets, (2) generally comparable groups of executives, and (3) external market trends. Following this review, this committee recommends to the full Board the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the “Compensation Discussion and Analysis” included in this proxy statement.

Our nominating and corporate governance committee, which met on two occasions in 2013, consists of directors Palmer (Chairman), Boer and Hetzler. This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying Board candidates and monitoring our corporate governance standards.

Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than 60 and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, this committee may use the services of such a firm in the future if it deems necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education, and training, as well as an individual’s general background, benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.

The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2014 Annual Meeting. All of the nominees that are standing for election as directors at the 2014 Annual Meeting are incumbent directors that were previously elected by our shareholders, except for Mr. Kessel, who was appointed to the Board in January of 2013 in connection with his appointment as CEO.

MAJORITY VOTING

Our nominating and corporate governance committee and our Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in our Articles. At this time, the Board has decided to continue to defer any action or recommendation on this matter.

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

As a general matter, our Board has separated the positions of the Company’s Chief Executive Officer and Chairman of the Board. Effective January 1, 2013, Mr. Kessel was appointed to serve as our CEO, and Mr. Magee was appointed to serve as Executive Chairman of the Board. In addition to this structure, the Board regularly meets in executive session, without the presence of management. The Board may also meet without the presence of any directors who are not considered independent directors. Because Mr. Magee does not qualify as an independent director under NASDAQ rules, Mr. McCarty has been appointed as the lead independent director of the Board to lead discussions of Board sessions involving only independent directors.

Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our audit committee’s risk oversight functions include:

●	Approving the independent auditor and its annual audit plan, as well as our Internal Audit Department annual plan; and

●	Receiving periodic reports from our independent auditors and our Internal Audit Department.

Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel. In 2013, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and introduction of new products and services. As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.

Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. In July 2012, the Board appointed Stefanie Kimball to a new position of Chief Risk Officer. Ms. Kimball is charged with overseeing the Company’s risk management function and, in this capacity, works closely with the Company’s internal audit department. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Chief Risk Officer as well as other members of the Company’s management on the Company’s most material risks and the degree of its exposure to those risks. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk and contingency planning.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at P.O. Box 491, Ionia, Michigan 48846. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited consolidated financial statements as of and for the year ended December 31, 2013.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our consolidated financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Stephen L. Gulis, Jr.
William J. Boer
Terry L. Haske
Charles C. Van Loan

DISCLOSURE OF FEES PAID TO
OUR INDEPENDENT AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2013	2012

Audit fees	$330,000	$400,000
Audit related fees(1)	111,000	37,000
Tax fees(2)	114,000	69,000
All other fees	8,000	15,000
Total	$563,000	$521,000

(1)	Consists primarily of fees related to a consent and comfort letter issued in connection with a registration statement filed by the Company and for an audit required under a Housing and Urban Development loan program.
(2)	Consists of fees related to the preparation of corporate tax returns and amounts for tax advice and tax planning services.

PRE-APPROVAL POLICY

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2013 and 2012, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL II SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe as independent auditors for the Company for the fiscal year ending December 31, 2014. The services provided to the Company and our subsidiaries by Crowe for 2013 and 2012 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance. Representatives of Crowe are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The affirmative vote of a majority of the Company’s common stock voted at the Annual Meeting, by person or by proxy, is required for approval. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders will vote FOR the approval of this proposal.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL III SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Set forth under “Executive Compensation” below is our Compensation Discussion and Analysis that describes, among other things, our executive compensation policies and practices. The compensation discussion also summarizes certain executive compensation restrictions and requirements that were applicable to us as a result of our sale of preferred stock to the U.S. Department of Treasury in December 2008. One of those requirements was that our shareholders be given the opportunity to express their approval of the compensation of our named executives, as disclosed in this proxy statement. In August 2013, we redeemed all of our preferred stock from the Treasury. However, we are conducting the same vote pursuant to relatively new federal securities laws that require all SEC-reporting companies to conduct this vote.

Therefore, at the Annual Meeting of Shareholders, our shareholders will be given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our named executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders.

This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives on an advisory basis.

PROPOSAL IV SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF A
SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal III above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal III above is referred to as a “say on pay” vote. Pursuant to federal securities laws, we are also required to submit to shareholders an advisory vote on how often the Company should include a say on pay proposal in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal IV, shareholders may vote to recommend that the say on pay vote be held every year, every two years or every three years. Prior to 2014, the Company was required to hold an annual say on pay vote pursuant to the requirements of the Troubled Asset Relief Program (“TARP”). However, since the Company exited TARP in August 2013, the frequency of the say on pay vote can now be determined by the Board of Directors as occurring every one, two or three years.

The Board of Directors believes that say on pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Company’s compensation committee, which administers the executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

You have the option to specify a preference that the shareholder advisory say on pay vote take place every one, two, or three years. For purposes of determining the preference of our shareholders on this matter, we will consider the choice (either once every one, two, or three years) that receives the most votes as the preference of our shareholders.

Because your vote on this proposal is advisory, it will not be binding on the Board, and the Board may decide that it is in the best interests of our shareholders and the Company to hold a say on pay vote less frequently, or more frequently, than the option recommended by our shareholders. However, the Board of Directors will take into account the recommendation of shareholders when considering how often to submit to shareholders the say on pay vote.

After the Annual Meeting, the Company will disclose both the results of this vote and the Board’s decision regarding how frequently the shareholder advisory say on pay vote will take place in the future.

This shareholder advisory vote on the frequency of future shareholder advisory say on pay votes will be held at least once every six years.

The Board of Directors recommends a vote for “ONE YEAR” with respect to the frequency that shareholders are to be presented with advisory proposals approving executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented individuals, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is typically in the form of equity-based compensation. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, the compensation committee believes that there should be an appropriate balance between the compensation components so as to promote and reward for performance but within reasonable risk parameters reflecting a longer-term perspective.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. The last external review of our executive compensation programs was performed in 2013 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review each element of our executive compensation program, including a review of (1) the overall competiveness of our compensation program for executives, (2) our annual cash incentive program, (3) our long-term incentive plan program, and (4) our stock ownership guidelines for executives. As part of its review, Meridian conducted a comparison of our compensation programs relative to a peer group of 17 regional financial institutions, as well as general market data on executive compensation rates and practices from a variety of third party sources. Based upon Meridian’s review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, as a result of which the Committee implemented only minor modifications to our executive compensation program, each of which is discussed in more detail below.

Prior Restrictions on Executive Compensation Under Federal Law

On August 30, 2013, the Company repurchased its preferred stock and warrants previously issued to the Treasury under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) on December 12, 2008. During the time we were a participant in TARP, we were subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury.

As a general matter, during the time that the Company was a TARP participant, we were subject to the following requirements, among others:

●	Our incentive compensation program could not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

●	The Company was entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

●	The Company was prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

●	The Company was prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax “gross-ups” on compensation such as perquisites;

●	The Company could not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards could not vest while the Company was a participant in TARP and that any award could not have a value greater than one-third of the Named Executive’s total annual compensation; and

●	Our shareholders had to be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The advisory vote on executive compensation was last conducted at our Annual Meeting of Shareholders in 2013, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy and excluding broker non-votes, approximately 90% of the shares voted to approve the resolution, 7% voted against the resolution, and 3% abstained. Our Board considered the results of this vote to be generally supportive of the Company’s compensation policies and programs and did not make any changes to our policies or programs as a result of that vote.

The foregoing discussion is intended to provide a background and context for the information that follows, regarding our existing compensation programs for those persons who served as our executive officers during 2013, and to assist in understanding the information included in the executive compensation tables.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

●	Base Salary;

●	Annual Cash Incentive; and

●	Long-Term Incentive Compensation, generally payable in the form of equity-based compensation.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors including peer group compensation as well as an individual’s performance, experience, expertise, and tenure with the Company.

The compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. The base salaries of other executive officers are established by our CEO, with input from the compensation committee. In setting base salaries, our CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For 2014, the Committee also reviewed and considered the benchmarking data compiled by Meridian, as discussed above.

Beginning in 2008, the Company was challenged by economic conditions in Michigan, which had an adverse impact on our earnings and asset quality. To confront these challenges, management took a variety of cost-cutting initiatives, including a reduction in our employment base and the freezing or reduction of employee wages. As part of these initiatives, and except for changes made in connection with changes in job titles and responsibilities, the base salaries of our executive officers were frozen at 2008 levels through 2012. In January 2013, the Company granted a 2% annual increase in the base salaries of the Named Executives, except for Mr. Kessel, whose salary was increased when he was promoted to CEO, effective January 1, 2013. Effective January 1, 2014, the Committee approved increases in the base salaries of each of the Named Executives (other than the CEO) in amounts ranging from 2% of base salaries to 3% of base salaries. Mr. Kessel’s base salary was increased by approximately 12% to $410,000, in light of the effectiveness of his leadership and Company accomplishments this year and based upon the fact that Mr. Kessel’s salary, as CEO, is meaningfully below the median base salary of peer group CEO’s (and remains below the median after giving effect to the increase).

Annual Cash Incentives

We historically paid annual cash incentives under the terms of our Management Incentive Compensation Plan. This plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board may establish annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Historically, threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Any awards under the Plan are payable in full following finalization of the Company’s financial results for the performance period.

Following the adoption of the ARRA, discussed above, and during such time that the Company was a TARP Participant none of the Named Executives were eligible to receive any payments under our annual Management Incentive Compensation Plan nor were they eligible to receive any incentive based compensation based upon the Company’s financial performance prior to August 30, 2013, the date on which the Company was no longer a TARP participant. No bonuses were paid under this Plan to any Named Executive in 2013.

Under the terms of the 2013 Management Incentive Compensation Plan, management employees, other than our Named Executives, were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 60% to 80%) as well as predetermined individual goals (weighted at 20% to 40%). The Company’s 2013 performance goals were as follows, with each performance objective weighted equally:

	Net Income	Non-Performing Asset Reduction	Organic Deposit Growth	Efficiency Ratio
Threshold	$10.0 million	15.0%	2.5%	75%
Target	$15.0 million	25.0%	5.0%	70%
Maximum	$25.0 million	50.0%	10.0%	60%

The Company exceeded the target objectives for net income ($20.7 million as adjusted for non-operating items), non-performing asset reduction (38.7%), and organic deposit growth (6.0%) for 2013, but did not achieve the threshold objective for its efficiency ratio for 2013. Combined with the relative achievement of individual performance objectives, total incentive compensation for 2013 was approximately $3.2 million. Following the completion of 2013, the Committee evaluated the performance of the Company subsequent to its repayment of its TARP obligations. Based upon that performance, as well as the other significant achievements of the Company under the leadership of our Named Executives, the Committee recommended and the Board approved, the payment of one-time bonuses to each of the Company’s Named Executives (other than the CEO) in the amount of $50,000, each, and the payment of a $100,000 bonus to our CEO.

In February of 2014, the Committee and the Board approved the performance objectives for the Management Incentive Compensation Plan. As a result of the Meridian review, the target bonus levels were reduced to 50% from 65% of base salary for the CEO and to 40% from 50% of base salary for the other Named Executives. Twenty percent of each Named Executive’s bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, each weighted at 20%. No bonuses are payable under the 2014 plan unless the Company’s earnings per share equal or exceed $.70 per share.

	Earnings Per Share	Non-Performing Assets to Total Assets	Organic Deposit Growth	Efficiency Ratio
Threshold	$0.70	1.40%	2.5%	75%
Target	$0.85	1.20%	5.0%	70%
Maximum	$1.00	0.80%	10.0%	65%

Long-Term Incentive Program

Our long-term compensation incentives are generally provided for under our Long-Term Incentive Plan (LTIP), which provides for the grant of a variety of stock-based compensation awards.

As a general practice, awards under the LTIP are recommended by the Committee, and approved by the Board, at the Board’s first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under the LTIP, the Committee has the authority to grant a wide variety of stock-based awards. The LTIP is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. These guidelines apply ratably over a 5-year period following the date of hire or promotion to one of these positions.

Based upon the restrictions imposed by ARRA, while the Company was a TARP participant our Named Executives could only receive awards under the LTIP in the form of restricted stock, subject to the further limitation that those shares could not vest while the Company was a TARP participant and the value of any award could not exceed one-third of that employee’s total annual compensation.

In May of 2013, while the Company was a TARP participant, the compensation committee and the Board approved the grant of restricted stock units to each of the Company’s Named Executives. These grants are intended to (1) reflect, and compensate for the fact that, none of these employees were eligible to receive incentive-based compensation or participate in the Company’s annual incentive plan, and (2) promote the retention of the services of each of these key employees. In each case, the value of the restricted stock units was limited to one-third of their respective base salaries (and in the case of the CEO, 40% of base salary) and otherwise made in accordance with the standards set forth in the Treasury’s Interim Final Rule issued in connection with TARP, including the fact that none of the units vest for a minimum of three years and until the Company repays in full its TARP obligations.

The value of the grants, which were made on May 28, 2013, was as follows:

Named Executive	Value of Restricted Stock Units Granted (1)
William B. Kessel	$146,400
Robert N. Shuster	78,200
Mark L. Collins	78,200
David C. Reglin	76,840
Stefanie M. Kimball	76,840

(1)	Values based upon the market price of our common stock on the date of grant.

For 2014, the Committee recommended and the Board approved, the grant of restricted stock awards and performance share awards to the Named Executives under the long-term incentive program for 2014, in the following amounts:

Named Executive	Number of Shares of Restricted Stock (1)	Number of Performance Shares
William B. Kessel	8,020	8,020
Robert N. Shuster	3,781	3,781
Mark L. Collins	3,744	3,744
David C. Reglin	3,679	3,679
Stefanie M. Kimball	3,697	3,697

(1)	The market price of our common stock was $12.78 on the date of grant.

The value of the awards was based on a target rate of 50% of base salary for our CEO and 40% of base salary for the other Named Executives. The shares of restricted stock vest at the rate of one-third on each anniversary of the grant date. The number of shares that may be issued for each performance share will be determined at the end of the three-year performance period, based upon the total shareholder return (TSR) of the Company’s common stock relative to the TSR of the financial institutions that comprise the SNL US Bank $1 billion to $5 billion Index.

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life, and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. For the year ended December 31, 2013, the Company contributed an amount equal to three percent of eligible employee compensation to this plan.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The Committee believes that the cost of such perquisites is relatively minimal.

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO for the last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Totals
William B. Kessel (5)	2013	$366,000	$100,000	$146,400	$—	$—	$20,633	$633,033
President and Chief	2012	336,000	—	168,000	—	—	34,052	538,052
Executive Officer	2011	296,769	—	143,000	—	—	76,603	516,372

Robert N. Shuster	2013	234,600	50,000	78,200	—	—	25,379	388,179
Executive Vice President	2012	230,000	—	92,000	—	—	14,733	336,733
and Chief Financial Officer	2011	230,000	—	115,000	—	—	9,187	354,187

Mark L. Collins	2013	234,600	50,000	78,200	—	—	19,179	381,979
Executive Vice President -	2012	230,000	—	92,000	—	—	13,013	335,013
General Counsel	2011	230,000	—	115,000	—	—	6,001	351,001

David C. Reglin	2013	230,520	50,000	76,840	—	—	19,317	376,677
Executive Vice President -	2012	226,000	—	90,400	—	—	11,900	328,300
Retail Bainking	2011	226,000	—	113,000	—	—	8,805	347,805

Stefanie M. Kimball (6)	2013	230,520	50,000	76,840	—	—	16,854	374,214
Executive Vice President -	2012	226,000	—	90,400	—	—	9,058	325,458
Chief Risk Officer	2011	226,000	—	113,000	—	—	9,926	348,926

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)	The amounts set forth in this column represent discretionary cash bounses awarded to the Named Executives on February 7, 2014, based on the Company’s financial performance for the period commencing September 1, 2013 and ended December 31, 2013.
(3)	Amounts set forth in the stock award and option award columns represent the aggregate fair value of awards as of the grant date, computed in accordance with FASB ASC topic 718, “Compensation - Stock Compensation”. The assumptions used in calculating these award amounts are set forth in Note 14 of the Company’s 2013 Annual Report.
(4)	Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the ESOP), matching contributions to qualified defined contribution plans, and IRS determined personal use of company owned automobiles, country club and other social club dues. In 2011 and 2012, the totals for Mr. Kessel also include relocation expenses of $70,000 and $20,000 respectively.
(5)	The 2012 and 2013 salary amounts for Mr. Kessel include salary stock of $15,000 and $20,000, respectively. Mr. Kessel assumed the role of President on April 1, 2011. Effective January 1, 2013, he also assumed the role of CEO. For the first quarter of 2011, Mr. Kessel served as Executive Vice President and Chief Operating Officer.
(6)	Ms. Kimball was appointed Chief Risk Officer on July 13, 2012. Prior to that, she served as Executive Vice President and Chief Lending Officer.

Grants of Plan-Based Awards

The table below shows (1) the award of unrestricted shares of our common stock to Mr. Kessel in 2013 as part of his base salary, and (2) the award of restricted stock units to all of our Named Executives in 2013.

Name		Grant Date	Date of Board Action	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards($)

William B. Kessel	(1)	Various	01/24/13	2,663	$20,000
	(2)	05/28/13	05/28/13	22,803	146,400

Robert N. Shuster	(2)	05/28/13	05/28/13	12,180	78,200

Mark L. Collins	(2)	05/28/13	05/28/13	12,180	78,200

David C. Reglin	(2)	05/28/13	05/28/13	11,968	76,840

Stefanie M. Kimball	(2)	05/28/13	05/28/13	11,968	76,840

(1)	Stock awards for Mr. Kessel represent unrestricted shares of our common stock issued to Mr. Kessel as part of his base salary in 2013. These shares were issued under the Long-Term Plan Incentive. Such shares were distributed on a bi-weekly basis throughout 2013 and were fully vested upon grant. The number of shares granted to Mr. Kessel each bi-weekly pay period had a value on the date of issuance of which ranged from $577 to $785 (which is equal to the $20,000 aggregate value of the 2013 salary stock award, over 26 pay periods). This resulted in individual grants per pay period ranging from 64 to 152 shares based on per share values of $3.80 to $12.25. Of the 2,663 shares of salary stock granted to Mr. Kessel in 2013, a total of 128 were withheld to cover tax withholding obligations. The value of this salary stock is included in the “Salary” column for Mr. Kessel in the Summary Compensation Table above.
(2)	These stock awards represent restricted stock units (RSUs) granted to the Named Executive on May 28, 2013 with an aggregate grant date fair value equal to the dollar amount shown for the Named Executive in the final column of the table above. As of the grant date, the fair market value of each share of common stock underlying a RSU was $6.42. Each RSU constitutes the right, subject to certain terms and conditions, to receive one share of our common stock if and when the RSU vests. The RSUs vest three years from the grant date and were also conditioned upon the full repayment of the Company’s TARP obligations. This summary of the terms of the RSUs is subject to the terms and conditions of the Restricted Stock Unit Grant Agreement the Company entered into with each Named Executive to whom RSUs were granted, a form of which was filed as Exhibit 10.2 to our Form 10-Q filed with the SEC on May 9, 2011. The grant date fair value of the RSUs is included in the “Stock Awards” column for the Named Executive in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

This table shows the option and restricted stock awards that were outstanding as of December 31, 2013. The table shows both exercisable and unexercisable options, as well as shares of restricted stock and restricted stock units that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
William B. Kessel	01/30/09	1,824	—	$15.90	01/30/19
	08/28/12					60,431	$725,172
	05/28/13					22,803	273,636

Robert N. Shuster	01/30/09	1,856	—	15.90	01/30/19
	08/28/12					33,093	397,116
	05/28/13					12,180	146,160

Mark L. Collins	01/30/09	968	—	15.90	01/30/19
	08/28/12					33,093	397,116
	05/28/13					12,180	146,160

David C. Reglin	01/30/09	1,824	—	15.90	01/30/19
	08/28/12					32,517	390,204
	05/28/13					11,968	143,616

Stefanie M. Kimball	01/30/09	1,824	—	15.90	01/30/19
	08/28/12					32,517	390,204
	05/28/13					11,968	143,616

(1)	The shares of restricted stock are subject to risks of forfeiture until they vest in full. Restricted stock units granted in 2012 and 2013 are subject to the vesting schedule described in footnote (2) to the Grants of Plan-Based Awards table above.
(2)	The market value of the shares of restricted stock or restricted stock units that have not vested is based on the closing price of our common stock as of December 31, 2013.

Option Exercises and Stock Vested

The following table reflects the shares of restricted stock previously granted to the Named Executives that vested in 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
William B. Kessel	—	—	34,742	$322,060
Robert N. Shuster	—	—	28,248	260,180
Mark L. Collins	—	—	26,806	254,657
David C. Reglin	—	—	27,782	255,753
Stefanie M. Kimball	—	—	27,651	255,251

(1)	Represents the fair market value of shares of restricted stock as of the date of vesting.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
William B. Kessel	$1,330,732	$1,101,602
Robert N. Shuster	825,064	852,887
Mark L. Collins	817,539	826,999
David C. Reglin	824,547	781,643
Stefanie M. Kimball	839,256	803,928

(1)	The Company has entered into a Management Continuity Agreement with each of the above Named Executives that provides for defined severance compensation and other benefits if the executive is terminated in connection with a change of control of the Company. The agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further information, see the section titled “Severance and Change in Control Payments” above.
(2)	The total amounts that may be payable under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Section 280G. This column indicates the estimated payout based on IRS limitations.

DIRECTOR COMPENSATION

During 2009, in response to the prevailing, uncertain economic conditions, the Board reduced by 10% the annual retainer paid to non-employee directors. As a result, these amounts were $51,300 for 2011, 2012 and 2013, and they will remain the same for 2014.

The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees (beyond the retainers described above) are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2013. To date, no such options have been approved or granted in 2014.

Under our Corporate Governance Principles, half of the combined retainer for directors is payable in cash and the other half is payable under our Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”) described below until that director achieves the required share ownership under our share ownership guidelines. Once a director achieves the requisite level of share ownership under those guidelines, each director then has the choice of receiving his or her director compensation in cash or in deferred share units under our Purchase Plan, at his or her discretion.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2013

Name	Fees Earned or Paid in Cash (1)(2)

Donna J. Banks (3)	$38,475
William J. Boer	51,300
Jeffrey A. Bratsburg (4)	51,300
Stephen L. Gulis, Jr.(5)	56,300
Terry L. Haske	51,300
Robert L. Hetzler	51,300
Michael M. Magee (6)	250,000
James E. McCarty(7)	54,300
Charles A. Palmer(8)	53,300
Charles C. Van Loan(9)	57,300
Totals	$714,875

(1)	For 2013, fees were paid in the form of cash and the Company’s common stock, as described above. No stock options were awarded to the Board during 2013.
(2)	Mr. Kessel, our President and CEO, receives no additional compensation for his service as director. All compensation paid to Mr. Kessel for 2013 is reported in the Summary Compensation Table above.
(3)	Dr. Banks retired from the Board effective September 24, 2013.
(4)	Mr. Bratsburg retired from the Board effective December 31, 2013.
(5)	Includes additional retainer for service as chairperson of the audit committee.
(6)	As our Executive Chairman, Mr. Magee earns a salary of $250,000 per year.
(7)	Includes additional retainer for service as chairperson of the compensation committee.
(8)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.
(9)	Includes fees received for attendance at Mepco Finance Corporation Board meetings during 2013.

 COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

James E. McCarty
Charles C. Van Loan
Robert L. Hetzler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Van Loan, who previously served as CEO of the Company from 1993 through 2004, serves on the compensation committee of the Board. In 2013, there did not exist any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2013. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or the bank and do not involve more than a normal risk of collectability or present other unfavorable features. Such loans totaled $351,000 at December 31, 2013, equal to 0.2% of shareholders’ equity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based solely upon written representations by each director and executive officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2013.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2015 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2015 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November 9, 2014.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the 2015 Annual Meeting of Shareholders is changed by more than 20 days from the date of the first anniversary of the 2014 Annual Meeting, then notice must be received within 10 days after the date we mail or otherwise give notice of the date of the 2015 Annual Meeting of Shareholders.

As of March 3, 2014, no proposals from any shareholder to be presented at the 2014 Annual Meeting of Shareholders have been received by us.

GENERAL

The cost of soliciting proxies for the Annual Meeting will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, email, fax, or in person. We have retained the services of Broadridge Financial Solutions, Inc. to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $20,000, plus reasonable out of pocket expenses.

As of the date of this proxy statement, management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March 10, 2014

Map for 438 Union Street, Ionia, Michigan.

Independent Bank Corporation
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
 800-355-0641

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 22, 2014

INDEPENDENT BANK CORPORATION	Meeting Information
Meeting Type: Annual Meeting
For holders as of: February 21, 2014
	Date: April 22, 2014	Time: 3:00 PM EST

	Location:	Watt Auditorium
438 Union Street
Ionia, MI 48846

INDEPENDENT BANK CORPORATION ATTN: ROBERT SHUSTER 230 W MAIN STREET P.O. BOX 491 IONIA, MI 48846

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

----------- Before You Vote -----------
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE
1. Annual Report	2. Notice & Proxy Statement
How to View Online:
Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow g XXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 08, 2014 to facilitate timely delivery.

----------- How To Vote -----------
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow g XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors
	Nominees
01	Charles A. Palmer	02	Stephen L. Gulis, Jr.	03	Terry L. Haske	04	William B. Kessel

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2014.

3	Approval of an advisory (non-binding) resolution to approve the compensation paid to our executives.

The Board of Directors recommends you vote 1 YEAR for proposal 4.

4	Proposal to approve, on an advisory basis, the frequency of a shareholder advisory vote on executive compensation.

NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.

INDEPENDENT BANK CORPORATION ATTN: ROBERT SHUSTER 230 W MAIN STREET P.O. BOX 491 IONIA, MI 48846
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees

01	Charles A. Palmer	02	Stephen L. Gulis, Jr.	03	Terry L. Haske	04	William B. Kessel

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratification of the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

3	Approval of an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for proposal 4.		1 year	2 years	3 years	Abstain

4	Proposal to approve, on an advisory basis, the frequency of a shareholder advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.		☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William B. Kessel and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned on February 21, 2014 at the Annual Meeting of Shareholders to be held at the Watt Auditorium, located at 438 Union Street, Ionia, Michigan 48846 on Tuesday, April 22, 2014 at 3:00 p.m. (local time), or any adjournment or postponement thereof.

If a proxy is returned and no instructions are given, the proxy will be voted FOR the election of directors, FOR proposals 2 and 3, and for 1 YEAR on proposal 4. If instructions are given with respect to one or more but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will otherwise be voted in accordance with the preceding sentence.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side